Exhibit 10.1.9
Walter Industries, Inc.
Walter Investment Management LLC
JOINT LITIGATION AGREEMENT
     THIS JOINT LITIGATION AGREEMENT (this “Agreement”) is made between Walter Industries, Inc., a Delaware corporation (“WLT”), and Walter Investment Management LLC, a Delaware limited liability company (“WIMLLC” and, together with WLT, the “Principals”), and by each of them for their respective subsidiaries (the “Subsidiary Parties” and, together with the Principals, the “Parties”), and the Parties’ respective directors, officers, partners, employees, advisors, affiliates, representatives and agents (“Representatives”), all to the extent reflected in this Agreement, effective as of April 17, 2009 (the “Distribution Date”).
     WHEREAS, WLT owns all the limited liability company units of WIMLLC;
     WHEREAS, WLT, JWH Holding Company, LLC, a Delaware limited liability company (“JWHHC”), WIMLLC and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”), are party to that certain Second Amended and Restated Agreement and Plan of Merger (as further amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which in connection with related transactions, (i) certain assets and businesses of JWHHC will be acquired by WLT and transferred to WIMLLC, (ii) prior to the Effective Time on the Closing Date, WLT shall distribute all of the outstanding limited liability company interests in WIMLLC to WLT’s stockholders (such time of the distribution, the “Distribution” or the “Distribution Date”) and (iii) at the Effective Time, WIMLLC shall merge into Hanover, with Hanover being the Surviving Corporation following the Merger. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement;
     WHEREAS, the Parties have been involved in, or may in the future be involved in, pending or potential claims and litigation made by third parties unaffiliated with the Principals, including, without limitation, claims and litigation specifically referred to herein and in the schedules hereto (collectively referred to as “Litigation”) that involve or could potentially involve Parties that will not be affiliated with each other after the Distribution;
     WHEREAS, the Parties and their Representatives have developed a substantial amount of evidence and work product relating to the Litigation and have, prior to the effective date of the Distribution, engaged in communications that are protected by the attorney work product, attorney-client, and joint defense privileges;
     WHEREAS, the Parties and their Representatives currently share certain information that is protected as confidential, or under attorney-client privileges, or as attorney work product, and the Parties agree that after the Distribution such information should continue to be treated as confidential, or protected by attorney work product or attorney-client privileges;

     WHEREAS, the Parties are willing to, and are willing to cause their respective Representatives to, provide access to such evidence and work product on certain conditions; and
     WHEREAS, the Parties desire to allocate responsibilities for the Litigation as provided herein and to share insurance coverages and indemnification from third parties that may be available to the Parties;
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and for other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Statement of Intent. The Parties acknowledge that the intent of the Distribution will be to separate the mortgage lending, mortgage servicing and insurance businesses of WIMLLC from the homebuilding, coal mining, natural gas and other businesses of WLT. The Parties note that such businesses are, and have historically been, unique and separate businesses, and that it is the intent of the Parties that the Litigation referred to herein, and any subsequent Litigation related to any of the businesses of any of the Parties, should be allocated as much as possible to the type of business out of which the Litigation arose. Thus, it is the intent of the Parties that WIMLLC and its Subsidiary Parties be responsible for all Litigation arising from the mortgage lending, mortgage servicing and insurance business of WIMLLC, and that WLT and its Subsidiary Parties be responsible for all Litigation arising from the homebuilding, coal mining, natural gas and other businesses, including the business of Cardem Insurance Co. Ltd. (except to the extent such Litigation relates to and arises from the mortgage lending, mortgage servicing or insurance businesses of WIMLLC), and that Litigation that relates to both WIMLLC and WLT businesses shall be allocated and shared as agreed to by the Principals, or as determined by the Arbitrator as set out below.
2. Allocation of Responsibility for Litigation and Claims.
(a)	Schedule A Litigation. WLT shall indemnify, defend and hold harmless WIMLLC and its Subsidiary Parties and its and their Representatives as of and following the effective time of the Distribution (the “WIMLLC Corporate Entities”), from and against any costs, expenses and damages assessed as a result of the Litigation listed on Schedule A hereto. Such Litigation shall be referred to herein as the “Schedule A Litigation”.

(b)	Schedule B Litigation. WIMLLC shall indemnify, defend and hold harmless WLT and its Subsidiary Parties and its and their Representatives as of and following the effective time of the Distribution (the “WLT Corporate Entities”), from and against any costs, expenses and damages assessed as a result of the Litigation listed on Schedule B hereto. Such Litigation shall be referred to herein as the “Schedule B Litigation”.

(c)	Schedule C Litigation. The Parties shall share the costs, expenses and damages assessed as a result of the Litigation listed on Schedule C hereto, according to the allocations set out in Schedule C hereto, or, if no allocations have been agreed between the Principals, then in such amounts as the Principals may agree in the future, or as their interests in the Litigation may ultimately be decided (the “Allocated Share”). Such Litigation shall be referred to herein as the “Schedule C Litigation”.
3. Future Litigation.
(a)	With respect to future Litigation, as soon as practicable after the identification of such Litigation by any Party, the Principals and any other relevant Party shall consult in good faith for the purpose of securing an agreement between the Principals regarding an appropriate allocation of responsibility for such Litigation among the Parties in accordance with the statement of intent set forth in Section 1 of this Agreement. It is the intent of the Parties that the responsibility for the Litigation be assumed fully by one Party, or that the Principals agree to allocate responsibility for such Litigation among the Parties in the same fashion as envisioned for the Schedule C Litigation.

(b)	If the Principals are unable to allocate responsibility for any Litigation within a reasonable period of time following identification of such Litigation, but in any event by the earlier to occur of (x) the date by which action must be taken in connection with such Litigation to avoid prejudice to one of the Parties in connection therewith or (y) the 30th day after identification of the Litigation, then the Principals may agree that such allocations shall be as determined by any third party (such as an outside law firm) who has been granted authority by the Principals to determine such allocation, or any party may elect to cause any such allocation of responsibility to be determined by an Arbitrator as described in Section 9 hereof.
4. Fees and Expenses.
(a)	Except as provided herein or otherwise agreed among the Principals, the Parties agree to pay their own expenses in connection with any Litigation, including attorneys’ fees and the fees and expenses of their respective affiliates and agents.

(b)	WLT shall be responsible for all out-of-pocket costs and expenses associated with the Schedule A Litigation, including the costs of depositions, testimony and discovery imposed on WIMLLC and its Subsidiary Parties and their respective Representatives. For the avoidance of doubt, WIMLLC and its Subsidiary Parties shall, and shall cause their respective Representatives to, bear the costs of their respective internal legal counsel and other personnel.

(c)	WIMLLC shall be responsible for all out-of-pocket costs and expenses associated with the Schedule B Litigation, including the costs of depositions, testimony and discovery imposed on WLT and its Subsidiary Parties and their respective Representatives. For the avoidance of doubt, WLT and its Subsidiary Parties shall, and shall cause their respective Representatives to, bear the costs of their respective internal legal counsel and other personnel.

(d)	Except as provided on Schedule C, each of the Principals agrees to share the expenses of the Schedule C Litigation in proportion to their Allocated Share, with each bearing their own expenses as they are incurred, sharing (in proportion to their Allocated Share) other more extraordinary expenses (such as expert witness fees), and then reconciling their expenses incurred for their common benefit when any Litigation is finally concluded or at such other time as agreed by the Principals.

(e)	The Principals shall regularly discuss the need for payments hereunder, or to offset the payments incurred by the Subsidiary Parties. Unless otherwise agreed by the Principals, with respect to any specific Litigation or series of related Litigations, no payments hereunder are required until the amount to be paid is greater than $10,000 (unless the Principals agree on a final settlement of the amounts to be paid in respect of such Litigation or series of related Litigations under this Agreement), or until the amount owed to either Principal (including, for this purpose, its Subsidiary Parties and its and their Representatives) hereunder exceeds $50,000. The Principals shall consult with each other at least once each quarter during the first year following the execution of this Agreement and semi-annually thereafter regarding any payments required or proposed to be made hereunder and any proposed modification of the terms of this Agreement or the schedules hereto.

(f)	Any amounts owing hereunder shall, to the extent not paid within 30 days after any agreement by the Principals regarding payment, bear interest at the Prime Rate until such amounts are paid in full. As used herein, “Prime Rate” shall mean the fluctuating interest rate announced from time to time as published in the Wall Street Journal as the U.S. Prime Rate.
     5. Protection of Information.
(a)	For purposes of this Agreement, the Parties record that they have a common interest in the Litigation, recognizing that they were under common control and ownership in connection with prior actions and communications with respect to the Litigation.

(b)	The Parties agree to share evidence and work product in connection with the Litigation, including with their respective counsel, provided, however, that in the event of disagreements regarding whether to settle any Litigation, the Parties shall be free to settle any such Litigation, provided that the work product, evidence, privileged materials and confidential information retained by the settling Party shall not be shared with any third parties without the consent of any Party that would have the right to prevent the disclosure of any such information had the Distribution not occurred.

(c)	Each Party agrees to protect, and shall cause its Representatives to protect, any work product, evidence, privileged materials and confidential information related to the Litigation against disclosure as if it were their own information and to assert the joint litigation privilege as a bar to the production of any such information.
     6. Prior Coverages and Indemnification.
(a)	Prior Coverage
(i)	With respect to Litigation or other liabilities against a Party and its Representatives (such Party, an “Exposed Entity”) that are or may be, in the reasonable judgment of the Principal that is affiliated with such Exposed Entity, covered by insurance policies held by an unaffiliated Party or by indemnification otherwise available to an unaffiliated Party (a “Covered Entity”) in respect of periods prior to the Distribution Date (“Prior Coverage”), such Exposed Entity may pursue, or, to the extent possible, such Covered Entity shall be authorized to pursue, claims in respect of such Litigation or other liabilities on behalf of the Exposed Entity in the amounts and in accordance with the terms of such Prior Coverage, provided that such claims relate to matters that arose on or prior to the Distribution Date. Each Principal affiliated with a Covered Entity agrees that it will not, and will not permit any affiliate (including any Covered Entity) to, terminate any Prior Coverage without the other Principal’s consent. Promptly upon receipt of the proceeds of any such Prior Coverage resulting from such claims, the Covered Entity shall cause such proceeds to be paid to the Exposed Entity; provided that the amount of such proceeds paid by the Covered Entity to the Exposed Entity shall be, without duplication, (i) reduced by the amount of any fees and expenses reasonably incurred, or incurred with the Exposed Entity’s written consent, by the Covered Entity in pursuit of such claims, (ii) adjusted in good faith by the Covered Entity to reflect the present value of any increased fees and expenses associated with continuing to maintain the policy or indemnity from which the Prior Coverage arises that is attributable to the pursuit of such claim and (iii) adjusted in good faith by the Covered Entity to reflect any likely benefit to the Covered Entity attributable to the pursuit of such claim including, without limitation, any estimated benefits associated with the satisfaction of a deductible under any policy or indemnity providing the Prior Coverage.

(ii)	Any Covered Entity pursuing a claim for Prior Coverage will, or will cause its affiliates to, diligently pursue all claims for Prior Coverage at the Exposed Entity’s expense, provided that in no event shall the

Covered Entity be obligated to litigate or pursue any other extraordinary remedies against any insurer or indemnitor, except as provided in (iii) below. The Principals agree to consult in good faith with respect to the pursuit of any claim for Prior Coverage hereunder. Each Party shall, and shall cause its Representatives to, take all reasonable and necessary steps not inconsistent with its or their own interests to maintain the availability of Prior Coverage to the Parties and their Representatives.

(iii)	If the Principal affiliated with an Exposed Entity, in its sole discretion, determines that it is necessary to pursue litigation or make a claim for Prior Coverage against any insurer or indemnitor in order to protect its and its affiliates’ and Representatives’ rights hereunder with respect to any claim, it shall so advise the Principal affiliated with the applicable Covered Entity, and the Principal affiliated with the Exposed Entity, the Exposed Entity and their respective Representatives may pursue such litigation or claim.
(c)	WIMLLC Policies

WLT shall cause to be transferred all stand-alone insurance policies applicable to WIMLLC and its subsidiaries, subject to insurance company approval and agreement to transfer.
(d)	First Come/First Served

The Parties acknowledge that the provisions set forth in Section 6(a) hereof could result in the exhaustion of Prior Coverage policy or indemnity limits by one or a small number of Exposed Parties as a result of the “first come/first served” nature of the provision. With respect to the application of the provisions set forth in Section 6(a), the Parties agree to, and shall cause their respective Representatives to, act in good faith and to avoid taking any actions for the purpose of, or with the intention of, accelerating or delaying claims payments or losses in order to obtain some advantage vis-à-vis the other Parties and their Representatives in connection with the Prior Coverage, including, without limitation, anticipated exhaustion of applicable Prior Coverage limits and the anticipated costs associated with satisfying Prior Coverage deductible requirements. In addition, the Parties shall not, and shall cause their Representatives not to, enter into any written settlement agreement with any insurer that has the effect of reducing Prior Coverage limits or increasing Prior Coverage deductibles, including “tipping basket” deductibles that would otherwise be potentially available under this Agreement to any Party and its Representatives without first giving the affected Party at least thirty (30) days’ advance written notice of its intention to enter into such settlement accompanied by a copy of the proposed settlement so that the other Party may have an opportunity to consider the impact of such proposed settlement on its interests and those of its Representatives. The Parties agree to, and shall cause their respective Representatives to, consult with each other and negotiate in good faith about such impacts.
7. Directors and Officers Liability Insurance. For the six-year period commencing immediately after the Distribution Date, WLT shall maintain in effect WLT’s current directors’ and officers’ liability insurance policies providing coverage for acts or omissions occurring prior to the Distribution Date with respect to those Persons who are currently covered by WLT’s directors’ and officers’ liability insurance policy on terms and at limits no less favorable to WIMLLC’s current and former directors and officers currently covered by policies in effect on the Distribution Date; provided that, if WLT’s current directors’ and officers’ liability insurance expires, is terminated or is canceled during such six-year period, WLT shall obtain directors’ and officers’ liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to WIMLLC’s directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation (the “Existing D&O Policy”); provided further, that: (i) WLT may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy; and (ii) WLT shall not be required to pay annual premiums for any substitute or “tail” policies in excess of two times the annual premiums paid for the Existing D&O Policy as of the Distribution Date (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, WLT shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. This Section is intended to benefit each of the current and former directors and officers of WIMLLC covered by the Existing D&O Policy as of the Distribution Date, and shall be enforceable by each such Person and his or her heirs and representatives.
     8. Further Assurances.
(a)	Each Party shall, and shall cause its respective Representatives to (i) cooperate with each other Party and its Representatives, (ii) use commercially reasonable efforts to take or cause to be taken all appropriate actions required of such Party and its Representatives hereunder, (iii) do or cause to be done all things reasonably necessary or appropriate to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby (including, without limitation, the execution of additional documents or instruments of any kind and the obtaining of consents that, in each case, may be reasonably necessary or appropriate in furtherance of the provisions hereof) and (iv) take all such other actions as may be reasonably requested by another Party, for itself and its Representatives, from time to time consistent with and in furtherance of the terms of this Agreement. Each Party shall, and shall cause its Representatives to, furnish to the other Parties all information and documentation as may reasonably be required in the pursuit of any Litigation or litigation under this Section. Each Principal shall regularly, and in any event no less frequently than quarterly or as otherwise agreed by the Principals, consult with the other with respect to any Litigation, and each Principal shall promptly advise the other as to any material developments. Each of the Principals shall take all action reasonably required to ensure that any former subsidiary shall have access to the Prior Coverage following any merger or liquidation of either of the Principals.

(b)	By way of enumeration and not of limitation, each Party shall, and shall cause its Representatives to, upon the reasonable request of any other Party (whether for itself or on behalf of its Representatives), promptly: (i) provide copies of insurance policies or evidence of the existence of insurance to any other Party; (ii) provide information reasonably necessary or helpful to any other Party and its Representatives (including, without limitation, currently valued loss runs on an annual basis for all lines of insurance for five calendar years after the Distribution Date) in connection with any requesting Party’s efforts to obtain insurance coverage; (iii) provide information to any other Party regarding amounts applied to the limits of policies or self-insured retentions potentially applicable to both, and the basis for the application of such amounts to such limits, so that each Party can monitor the exhaustion of such limits; and (iv) execute further reasonable assignments or allow any other Party to reasonably pursue reasonable claims in its name (subject to rights of participation and consultation in respect of the pursuit of such claims) at the sole expense of the requesting Party, including by means of arbitration or litigation, to the extent necessary or helpful to the other Party’s efforts to obtain Prior Coverage to which it or its Representatives are entitled under this Agreement.

(c)	Each Party shall, and shall cause its Representatives to, reimburse each other for out-of-pocket costs and expenses reasonably incurred in connection with providing cooperation and assistance to the other pursuant to this Agreement in accordance with Section 4 of this Agreement.
     9. Arbitration.
(a)	Commencement. In the event of any dispute arising out of or in connection with this Agreement or relating to the subject matter hereof (a “Dispute”), including without limitation a breach, default, misrepresentation or failure to agree pursuant to any provision which expressly requires agreement among the Parties, the disputing Party shall notify the other relevant Parties and the Principals of, and shall describe in reasonable detail, the Dispute, and shall indicate in such notice that such disputing Party wishes to resolve such Dispute by mediation or arbitration. If the relevant Parties are unable to reach a mutually acceptable resolution of the Dispute within thirty (30) days of the receipt of notice by the relevant Parties, any of the relevant Parties may elect to submit the Dispute for final, binding settlement by arbitration by a single arbitrator (the “Arbitrator”) by delivering a notice of such election to each of the other relevant Parties and by requesting from the International Institute for Conflict Prevention and Resolution (“CPR”), simultaneously with or as soon as reasonably practical (and in no event more than ten (10) days) following delivery of such notice of election, a list of qualified arbitrators pursuant to paragraph (b) of this Section 9.

(b)	Rules of Arbitration. Such arbitration shall be presided over by a sole arbitrator (the “Arbitrator”), appointed by mutual agreement of the relevant Parties from a list proposed by CPR in response to the request described in paragraph (a) of this Section 9 of no less than 10 members of the CPR Panels of Distinguished Neutrals qualified to arbitrate the Dispute. If the relevant Parties are unable to agree upon a sole arbitrator prior to the later to occur of (i) the thirtieth (30th) day after receipt by the all relevant Parties of the notice of intent to arbitrate and (ii) the tenth (10th) day after receipt by the relevant Parties of a proposed list of arbitrators from CPR, the sole arbitrator shall be chosen by CPR in accordance with Article 6 of the 2007 CPR Rules for Non-Administered Arbitration (the “Rules”).

(c)	Arbitration Procedure. The place and situs of arbitration shall be Tampa, Florida, or such other location as the relevant Parties may agree to. The arbitration shall be conducted in accordance with the Rules. The parties agree to facilitate the arbitration by (i) making available to each other and to the Arbitrator for inspection and extraction all documents, books and records as the Arbitrator shall determine to be relevant to the dispute, (ii) making personnel under their control available to other parties and the Arbitrator and (iii) observing strictly the time periods established by the Arbitrator for the submission of evidence and pleadings. The Arbitrator may impose sanctions in its discretion to enforce compliance with discovery and other obligations imposed by the Arbitrator and the Rules. Once the Arbitrator has been selected, such arbitration shall be the exclusive manner pursuant to which any Dispute shall or may be resolved except by mutual agreement of the relevant Parties. The Arbitrator shall have the power to render declaratory judgments in accordance with the Rules, to grant, temporary, preliminary and permanent relief, including, without limitation, injunctive relief and specific performance, as well as to award monetary claims or to render claims that the Arbitrator deems equitable and just, provided that the Arbitrator shall not have the power to act (x) outside the prescribed scope of this Agreement, or (y) without providing an opportunity to each Party to be represented before the Arbitrator. The Arbitrator shall endeavor to render final decisions in writing within sixty (60) days of the selection of the Arbitrator.

(d)	Arbitration Award; Enforcement. The Arbitrator’s final decision shall be delivered in writing to each of the relevant Parties. The Arbitrator may allocate the costs and expenses of the proceedings between the relevant Parties and shall award interest as the Arbitrator deems appropriate. The arbitration judgment shall be final and binding on each of the relevant Parties. Judgment on the Arbitrator’s award may be entered in any court of competent jurisdiction by any of the relevant Parties.

10.	Immunities. This Agreement may not be introduced in any court to establish any fact of this Agreement except to permit any Party hereto to secure its rights and the rights of its Representatives under this Agreement. The terms of this Agreement have been reached as a settlement between the Parties and its terms are without prejudice to the ability of any Party hereto to assert claims against any third party, or defend itself against claims asserted it by any third party.

11.	Authority. Each Principal represents and warrants that it has the right, power and authority to enter into this Joint Litigation Agreement, and to cause its affiliates, including, without limitation, its Subsidiary Parties, and its Representatives to abide by this Agreement to the extent necessary to enforce the terms hereof as fully as if they were signatories to this Agreement.

12.	Amendments. This Agreement may be amended, supplemented, restated or otherwise modified by the mutual written agreement of the Principals, and all parties who derive rights under this Agreement shall be bound by such written agreement. This Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the Party that would otherwise benefit from such performance if properly discharged.

13.	Assignments. This Agreement shall be binding on the successors and assigns of the Principals and their respective Subsidiary Parties, and each Party hereto acknowledges and consents to the assignment, by operation of law or otherwise, of this Agreement to the successor in interest of WIMLLC pursuant to the Merger, and this Agreement shall remain binding and in full force and effect following the Merger.

14.	Third Party Rights. This Agreement shall not confer any rights or benefit upon any person or entity other than the Parties and their respective successors and permitted assigns.

15.	Legal Enforceability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be declared to be invalid, unenforceable or void, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective. Any such prohibition or unenforceability in any jurisdiction shall not invalidate, render unenforceable such provision in any other jurisdiction.

16.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein. Each of the Parties hereby waive personal service of any and all process upon it and consent that all such service of process may be made by registered or certified mail (return receipt requested) directed to the Principal affiliated with such Party at its address set forth on the signature pages below, and service so made shall be deemed to be completed three (3) days after the same shall have been so deposited in the U.S. Mails, or on one day following delivery by email or by telecopy as provided below, with evidence of delivery, provided that any delivery by email or telecopy shall be followed by a telephone call alerting the recipient to the notice being so delivered.
[Signature pages to follow]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

WALTER INDUSTRIES, INC.		WALTER INVESTMENT MANAGEMENT LLC

Signature:	/s/ Victor P. Patrick	Signature:	/s/ Mark J. O’Brien

Name:	Victor P. Patrick	Name:	Mark J. O’Brien
Title:	Vice Chairman and Chief Financial Officer Officer	Title:	President and Chief Executive Officer
Address:	4211 W. Boy Scout Boulevard Tampa, FL 33607	Address:	4211 W. Boy Scout Blvd., 4th Floor Tampa, FL 33607
Facsimile:	813-871-4420	Facsimile:	813-871-4420

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